Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 19, 2004	FOR MORE INFORMATION, CONTACT: Robert L. Schumacher at (276) 326-9000

First Community Bancshares, Inc. (FCBC) Declares
Second Quarter Dividend

Bluefield, Virginia — On May 18, 2004 the Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) declared its Second Quarter dividend to stockholders. The dividend, in the amount of $0.25 per common share, represents an increase of 4.17% over the $0.24 per common share paid in the Second Quarter of 2003. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The Second Quarter dividend is payable to stockholders of record June 15, 2004, and is expected to be paid on or about June 30, 2004. The Second Quarter dividend, when annualized, represents a yield on the $26.24 May 18, 2004 closing price of approximately 3.81%.

     The Company, headquartered in Bluefield, Virginia, recently completed its acquisition of PCB Bancorp, Inc., a Tennessee-chartered bank holding company (“PCB Bancorp”) along with its subsidiary bank, Peoples Community Bank which operates six full-service offices located in Johnson City, Kingsport and the surrounding areas of Washington and Sullivan Counties in East Tennessee. The acquisition brought the Company’s assets to $1.9 billion and expanded First Community Bank’s commercial banking operations into East Tennessee, the Company’s first entry into the Tennessee market. With the addition of the PCB

Bancorp locations, the Company currently operates through 55 offices in the four-state region of Virginia, North Carolina, Tennessee, and West Virginia and two trust and investment management offices. First Community Bank is also the parent company of Stone Capital Management, Inc., an SEC registered investment advisory firm. First Community Bank, N. A. also recently announced negotiations to sell its wholly-owned subsidiary United First Mortgage, Inc., based in Richmond, Virginia.

     First Community Bancshares, Inc.’s common stock is traded on the Nasdaq National Market under the symbol, “FCBC.”

DISCLAIMER

     This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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